As filed with the Securities and Exchange Commission on May 31, 2019

Registration No. 333-199041

Registration No. 333-210688

Registration No. 333-213008

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-199041

FORM S-8 REGISTRATION STATEMENT NO. 333-210688

FORM S-8 REGISTRATION STATEMENT NO. 333-213008

UNDER

THE SECURITIES ACT OF 1933

Travelport Worldwide Limited

(Exact name of registrant as specified in its charter)

Bermuda	001-36640	98-0505105
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

Axis One, Axis Park Langley, Berkshire, SL3 8AG, United Kingdom +44-1753-288-000
(Address of Principal Executive Offices and telephone number, including area code)

Travelport Worldwide Limited 2013 Equity Plan

Travelport Worldwide Limited 2014 Employee Stock Purchase Plan

Travelport Worldwide Limited 2014 Omnibus Incentive Plan

Travelport Worldwide Limited 2015 MTT Incentive Plan

Travelport Worldwide Limited Amended and Restated 2014 Omnibus Incentive Plan

(Full title of the plans)

Rochelle J. Boas, Esq.

Senior Vice President, Legal & Corporate Secretary

Axis One. Axis Park

Langley, Berkshire SL3 8AG

United Kingdom

+44-1753-288-000

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Andrew J. Nussbaum, Esq. Igor Kirman, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 Fax: (212) 403-2000	Daniel Wolf, P.C., Esq. Christian O. Nagler, Esq. Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 Fax: (212) 446-4900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one).

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”), filed by Travelport Worldwide Limited (the “Registrant”), deregister all of the Registrant’s common shares, par value $0.0025 per share (“Shares”) under the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”):

•	Registration Statement on Form S-8 (No. 333-199041), which was filed with the Commission on September 30, 2014, pertaining to the registration of a total of 14,145,966 Shares issuable under the Travelport Worldwide Limited 2013 Equity Plan, Travelport Worldwide Limited 2014 Employee Stock Purchase Plan, and Travelport Worldwide Limited 2014 Omnibus Incentive Plan.

•	Registration Statement on Form S-8 (No. 333-210688), which was filed with the Commission on April 11, 2016, pertaining to the registration of 499,086 Shares issuable under the Travelport Worldwide Limited 2015 MTT Incentive Plan.

•	Registration Statement on Form S-8 (No. 333-213008), which was filed with the Commission on August 9, 2016, pertaining to the registration of 8,900,000 Shares issuable under the Travelport Worldwide Limited Amended and Restated 2014 Omnibus Incentive Plan.

Pursuant to an Agreement and Plan of Merger, dated as of December 9, 2018 (as amended, modified or supplemented from time to time, the “Merger Agreement”), by and among Toro Private Holdings III, Ltd. (“Parent”), following the execution of a joinder agreement, dated December 11, 2018, Toro Private Holdings IV, Ltd., a wholly owned subsidiary of Parent (“Merger Sub”), and the Registrant, Merger Sub merged with and into the Registrant, with the Registrant continuing as the surviving company and a wholly owned subsidiary of Parent (the “Surviving Company,” and such merger, the “Merger”). The Merger became effective on May 30, 2019.

As a result of the Merger, the offerings pursuant to the Registration Statements have been terminated.  In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all Shares and other securities registered under the Registration Statements but not sold under the Registration Statements as of the date hereof, if any.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, Travelport Worldwide Limited certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the above-referenced Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Parsippany, New Jersey on May 31, 2019. No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 in reliance on Rule 478 of the Securities Act of 1933, as amended.

TRAVELPORT WORLDWIDE LIMITED

By:	/s/ Rochelle J. Boas
Name: Rochelle J. Boas
Title: Senior Vice President and Corporate Secretary